Consultant Agreement for Europe

This agreement outlines the terms under which Edward Fitzpatrick (hereafter referred to as Consultant) of 25 Delano, Chemin du Mancy, Vesenaz, CH1222, Geneva, Switzerland will provide his personal services in locating a Master Licensee for Europe (the territory) and subsequent Sub Licensees in the territory to market and sell the product formulations and proprietary Invisicare polymers developed by Skinvisible Pharmaceuticals. Inc. (Skinvisible).

It is understood that Skinvisible has a distributor, the Rahn Corporation, based in Zurich who have been representing and marketing the Invisicare Polymers in Europe on a non-exclusive basis. It is mutually understood that this agreement will remain with Skinvisible under the existing terms.

The Consultant will take on all of the administrative responsibilities for Skinvisible in Europe: formation of companies, protection of technology, research into the target market, sourcing of potential licensees and websites tailored to fit each countries language and identity subject always to the final approval by Skinvisible. Consultant will pay all costs associated with:

  Formation of European Subsidiary for Skinvisible
  Creation of Master License/Sub License structure
  Full Market Research Report
  Database of Potential Industry Partners
  Analytical Marketing

Consultant will provide a full market research report on a minimum of 16 sub licensees in different countries in Europe for Skinvisible’s products. Consultant has already completed research into industry trade associations, exhibitions to attend, as well as having made contacts with Chambers of Commerce in various countries.

Skinvisible agrees to pay Consultant $350,000 USD (Three Hundred Fifty Thousand US Dollars) payable in S8 stock priced at $0.14 per share. Payment will be split equally into:

1. 1,250,000 shares (50%) paid upon signing agreement
2. 625,000 shares (25%) paid upon mutual acceptance of Master License, with approved payment structure (if applicable) for both the Master License and the sale of Sub Licenses including Royalty payments to Skinvisible
3. 625,000 (25%) to be paid upon the approval and payment of a minimum of 5 Sub Licenses (or) the full payment for the Master License, whichever occurs first. All stock under this agreement to be held in escrow by Skinvisible’s attorney and only released by the performance of these milestones.

In the event the Master License does not perform the minimum milestones noted above within 6 months from the date signed below, Skinvisible may, at its discretion, cancel this agreement.

Both Skinvisible and Consultant will confirm via their respective legal counsels any outstanding or pending litigation against either them or any of their Officers or Directors.

This agreement confirms the terms and conditions on which Consultant will represent Skinvisible. Skinvisible has granted Consultant the exclusive right, subject to Skinvisible’s approval of all licensee holders, to begin marketing the licenses.

This agreement represents the entire agreement and supersedes any prior agreement or understanding with respect to this subject matter.

Skinvisible, Inc.                    Edward Fitzpatrick

           /s/ Terry Howlett                                                                                                      /s/ Edward Fitzpatrick
By:________________________            By:_____________________
           Terry Howlett                    Edward Fitzpatrick
           President

             16-10-03                                                                                                                       16-October-03
Date:_______________                Date:_______________